Exhibit 99.1
COINMACH SERVICE CORP. ANNOUNCES RESULTS OF TENDER OFFER
FOR 11% SENIOR SECURED NOTES DUE 2024
Plainview, N.Y. (February 3, 2006)—Coinmach Service Corp. (AMEX: “DRY”) (the “Company”) hereby announces the expiration, as of 9:00 A.M. EST today (the “Expiration Time”), of its cash tender offer to purchase its outstanding 11% Senior Secured Notes due 2024 (the “Notes”) and its acceptance for payment of the Notes validly tendered. As of the Expiration Time, approximately $48.2 million of Notes, or approximately 35.3% of outstanding Notes, had been tendered. The Company intends to pay for such Notes on or about February 8, 2006.
Holders who validly tendered their Notes on or prior to 9:00 A.M. EST on January 25, 2006 will receive $6.754 per $6.14 principal amount of the Notes, and Holders who tendered thereafter but on or prior to the Expiration Time will receive $6.6926 per $6.14 principal amount of the Notes. In addition, all holders of Notes who tendered in the tender offer will receive accrued and unpaid interest up to but not including the payment date.
As of the Expiration Time, 13,487,611 income deposit securities of the Company were outstanding.
Jefferies & Company, Inc. acted as the exclusive dealer manager and consent solicitation agent for the Tender Offer.
This press release is for informational purposes only and is not an offer to purchase or a solicitation of an acceptance of an offer to purchase with respect to any Notes.
About Coinmach Service Corp.
Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. The Company’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.
This press release may contain forward-looking statements that are subject to certain risks, uncertainties and assumptions, including the ability to satisfy the conditions to consummate the tender offer. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or projected. These risks are described in the Company’s filings with the Securities and Exchange Commission (the “SEC”) over the last 12 months, copies of which are available from the SEC or may be obtained from the Company.